UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 10, 2010

CLST Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22972	75-2479727
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

17304 Preston Road, Suite 420

Dallas, Texas, 75252

(Address of principal executive offices including Zip Code)

(972) 267-0500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) 5725859v.6

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2010, William E. Casper resigned as Vice President, Chief Financial Officer and Treasurer of CLST Holdings, Inc. (the “Company”).  On February 11, 2010, Jerome L. Trojan III was retained as Vice President, Chief Financial Officer and Treasurer of the Company.

Mr. Trojan will become an employee of the Company, effective February 11, 2010 and will be paid the sum of $15,000 a month by the Company, on a month to month basis.  Mr. Trojan’s employment arrangement with the Company is terminable by either Mr. Trojan or the Company at will.

For the past 11 years, Mr. Trojan has served as a Chief Financial Officer for private and public companies with annual revenues of approximately $35 million to $130 million.  Prior to his employment as the Company’s Chief Financial Officer, Mr. Trojan served as the Vice President of Finance and Chief Financial Officer of Palm Beach Tan, Inc., a Dallas, Texas based owner and franchisor of retail tanning salons located throughout the United States, from June 2005 until April 2009.  Mr. Trojan also served as Vice President of Finance and Chief Financial Officer for Moll Industries, Inc., a Dallas-based custom plastics injection molder/manufacturer, from November 2004 until June 2005.  Prior to working with Moll Industries, Inc., Mr. Trojan was employed by VLPS Lighting Services International, Inc., beginning in May 1995, ultimately serving as Vice President of Finance and Chief Financial Officer.  Mr. Trojan is licensed as a Certified Public Accountant in the state of Texas.  He graduated from the University of Texas at Austin in 1987 with a Bachelors of Business Administration in Accounting and from Southern Methodist University in 1995 with a Masters of Business Administration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLST HOLDINGS, INC.

Dated: February 17, 2010	By:	/s/ Robert A. Kaiser
Robert A. Kaiser
President and Chief Executive Officer